Exhibit (a)(72)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to change the names of the following portfolios of common stock of the Corporation as set forth below:

Current Name	New Name
SMID Core Equity Portfolio (formerly, Women in Leadership U.S. Equity Portfolio)	SMID Core Equity Portfolio (formerly, Women in Leadership U.S. Equity Portfolio) - Advisor Shares

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective upon the acceptance of these Articles for record by the State Department of Assessments and Taxation of Maryland.

FOURTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 26th day of August, 2025.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Joshua M. Lindauer	/s/ Elizabeth A. Eldridge
Joshua M. Lindauer	Elizabeth A. Eldridge
Secretary	President